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                                                                      Exhibit 15



                              RULE 12b-1 AGREEMENT
                          NATIONWIDE S&P 500 INDEX FUND
                                LOCAL FUND SHARES


         This Agreement is made as of this ______ day of ____________, 1998, between Nationwide Investment Services Corporation ("NISC"), and Nationwide Advisory Service, Inc. ("NAS"), the Distributor of the Local Fund Shares ("Shares") of the Nationwide S&P 500 Index Fund (the "Fund"), a series of Nationwide Investing Foundation III, an Ohio business trust (the "Trust"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. NAS hereby appoints NISC to render distribution and shareholder services to the Fund and its shareholders. Distribution and shareholder services may include, but are not limited to, distributing prospectuses to persons other than Shareholders of the Shares; maintaining Shareholder relations; answering inquiries regarding the Fund; providing personnel and communication equipment used in connection therewith; and providing such other services as the Trust, on behalf of the Fund, or NAS may reasonably request. NISC represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of applicable laws (including the Securities Exchange Act of 1934 and applicable state securities laws) and regulations. Any advertising and sales literature to be printed or distributed by NISC in connection with the sale of Shares may not be distributed or otherwise used except upon prior written approval by NAS unless such literature was provided to NISC by NAS in its final form.

         2. NAS shall not be liable to NISC and NISC shall not be liable to NAS except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by NAS or by NISC of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

         3. NISC will indemnify NAS and hold it harmless from any claims or assertions relating to the lawfulness of NISC's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with NISC performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, NAS shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by NISC.

         4. NAS will pay such fees as are set forth in Exhibit A hereto to NISC.

         5. NISC shall prepare such quarterly reports for NAS as shall reasonably be requested by NAS.




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         6. For purposes of this Agreement, NISC will be deemed to be an independent contractor, and in no transaction shall NISC have any authority whatever to act as NAS's agent or as agent for the Fund.

         7. No person is authorized to make any representations concerning the Fund or the Shares except those contained in the current prospectus of the Fund and any such information as may be officially designated as information supplemental to the prospectus.

         8. This Agreement is a related agreement under the Trust's Distribution Plan (the "Plan") and is effective as of the date first written above.

         9. This Agreement may be terminated by either party upon at least ten days' prior written notice. This Agreement also may be terminated at any time as to the Shares of the Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustee") or by a majority of the outstanding voting securities of the Trust on not more than sixty (60) days written notice to the parties to this Agreement.

         10. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Trust and NAS.


Dated:                                  Nationwide Investment Services
                                        Corporation
                                        Two Nationwide Plaza
                                        Columbus, Ohio 43215

                                        By:  ___________________________________
                                             Authorized Signature


                                             ___________________________________
                                             Title

Dated:

                                        Nationwide Advisory Services, Inc.
                                        Three Nationwide Plaza
                                        Columbus, OH 43215


                                        By:  ___________________________________
                                             Authorized Signature


                                             ___________________________________
                                             Title



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                          NATIONWIDE S&P 500 INDEX FUND
                                LOCAL FUND SHARES

                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
                       NATIONWIDE ADVISORY SERVICES, INC.


         With respect to the Local Fund Shares of the Nationwide S&P Index Fund, NAS will pay to NISC a monthly fee computed at the annual rate of 0.07% of the average aggregate net asset value of the Shares held during the period in the accounts for which NISC provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.



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            DISTRIBUTION PLAN OF NATIONWIDE INVESTING FOUNDATION III
                           (Effective March ___, 1998)

         Section 1. This Distribution Plan (the "Plan") constitutes the distribution plan for the Local Fund Shares of Nationwide S&P 500 Index Fund and for the Class A and Class B shares of Nationwide Mid Cap Growth Fund, Nationwide Growth Fund, Nationwide Fund, Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Bond Fund and Nationwide Long-Term U.S. Government Bond Fund (collectively, the "Funds"), each a series of Nationwide Investing Foundation III (the "Trust"), and is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

         Section 2. Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

(a) 25 basis points (.25%) of the average daily net assets of the Class A Shares of all the Funds except the Nationwide S&P 500 Index Fund, all of which will be a "service fee"(as described below);

(b) 100 basis points (1.00%) of the average daily net assets of the Class B Shares of the Nationwide Mid Cap Growth Fund, Nationwide Growth Fund and Nationwide Fund, 75 basis points (.75%) of which will be a "distribution fee" (as described below) and 25 basis points (.25%) of which will be a service fee;

(c) 85 basis points (.85%) of the average daily net assets of the Class B Shares of the Nationwide Bond Fund, Nationwide Tax-Free Income Fund, Nationwide Intermediate U.S. Government Bond Fund and Nationwide Long-Term U.S. Government Bond Fund, 75 basis points (.75%) of which will be a distribution fee and 10 basis points (.10%) of which will be considered a service fee; and

(d) 7 basis points (.07%) of the average daily net assets of the Local Fund Shares of the Nationwide S&P 500 Index Fund.

These fees will be paid to Nationwide Advisory Services, Inc. (the "Underwriter") for activities or expenses primarily intended to result in the sale or servicing of such Class A, Class B and Local Fund Shares, respectively (collectively the "Class Shares"). As described above, the following types of fees may be paid pursuant to the Plan:

(a) a distribution fee for: (i) (a) efforts of the Underwriter expended in respect of or in furtherance of sales of Class Shares, and (b) to enable the Underwriter to make payments to other broker/dealers and other eligible institutions (each a "Broker/Dealer") for distribution assistance pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses (a) incurred by the Underwriter, and (b) incurred by a Broker/Dealer pursuant to



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         an agreement in connection with distribution assistance including, but not limited to, the reimbursement of expenses relating to printing and distributing advertising and sales literature and reports to shareholders for use in connection with the sales of Class Shares, processing purchase, exchange and redemption requests from customers and placing orders with the Underwriter or the Funds' transfer agent, and personnel and communication equipment used in servicing shareholder accounts and prospective shareholder inquiries; and

(b) a service fee for: (i) (a) efforts of the Underwriter expended in servicing shareholders and (b) to enable the Underwriter to make payments to a Broker/Dealer for shareholder services pursuant to an agreement with the Broker/Dealer; and (ii) reimbursement of expenses
         (a) incurred by the Underwriter, and (b) incurred by a Broker/Dealer pursuant to an agreement in connection with shareholder service including, but not limited to personal, continuing services to investors. For purposes of the Plan, a Broker/Dealer may include any of the Underwriter's affiliates or subsidiaries. A service fee will be considered as such pursuant to Section 2830(b)(9) of the Conduct Rules of the NASD.

         Section 3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of each of the Funds, if adopted after any public offering of such shares, and by the vote of the Board of Trustees of the Trust, as described in Section 4 of the Plan.

         Section 4. This Plan shall not take effect with respect to the Class Shares of a Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         Section 5. Unless sooner terminated pursuant to Section 7 or 8, this Plan shall continue in effect with respect to the Class Shares of a Fund for a period of one year from the date it takes effect with respect to such Class Shares and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Trustee's Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated as to Class Shares of a Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding affected Class Shares of such Fund.


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         Section 8. Any agreement with any person relating to the implementation of this Plan shall be in writing, and shall provide:

         A. That such agreement may be terminated at any time with respect to a Class, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding Class Shares of the Fund on not more than 60 days written notice to any other party to the agreement; and

         B. That such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the amount of distribution expenses of a Fund provided for in Section 2 hereof, unless such amendment is approved in the manner provided in Section 3 hereof. No material amendment to this Plan shall be made unless approved in the manner provided for approval of this Plan in Section 4 hereof.

         Section 10. The provisions of the Plan are severable for each class of shares of the Funds and any action required hereunder must be taken separately for each class covered hereby.



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